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                                                                     EXHIBIT 5.1

                               [CCPR letterhead]


                                  May 8, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of Cellular Communications of Puerto Rico, Inc., a Delaware corporation (the "Company"), and I or members of my staff have represented the Company in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), providing for the registration for sale of up to 820,404 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), and associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the transactions described in the Registration Statement relating to San Juan Cellular Telephone Company (the "Transactions").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, I or members of my staff have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the documents and agreements relating to the Transactions and the Rights, (iii) the resolutions adopted by the Board of Directors of the Company relating, among other things, to the issuance and registration of the Shares in the Transactions (v) the Restated Certificate of Incorporation of the Company, as amended, (vi) the By-laws of the Company as currently in effect, and (vii) such other corporate records or documents as we have deemed necessary to enable me to express the opinion hereinafter set forth.

     In our examination, I or members of my staff have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     I am a member of the Bar in the State of New York and I do not express any opinion as the laws of any other jurisdiction other than Delaware general corporation law and the laws of the United States of America.

     Based upon and subject to the foregoing, I am of the opinion that the Shares and the Rights issued in the Transactions are duly authorized and validly issued, fully paid and nonassessable Shares.

     I hereby consent to the reference to me under the heading "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and the filing of this opinion as Exhibit 5 to the Registration Statement.

                              Very truly yours,

                              /s/ Richard J. Lubasch

                              Richard J. Lubasch
                              Senior Vice President,
                              General Counsel and
                              Secretary